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                                                                       EXHIBIT 2

                                ESCROW AGREEMENT


     THIS ESCROW AGREEMENT (this "Escrow Agreement"), dated as of the 16th day of June, 1997, by and among HORSHAM ENTERPRISES LIMITED, a British Virgin Islands corporation ("Horsham") having offices at Columbus Centre Building, Wickams Cay, Road Town, Tortola, British Virgin Islands, KELLSTROM INDUSTRIES, INC., a Delaware corporation ("Kellstrom") having offices at 14000 N.W. 4th Street, Sunrise, Florida 33325, and FULBRIGHT & JAWORSKI L.L.P., a Texas limited liability partnership ("Escrow Agent") having offices at 666 Fifth Avenue, New York, New York 10103.

     WHEREAS, pursuant to a certain stock purchase agreement (the "Kellstrom-Horsham Agreement"), dated June 1, 1997, by and between Kellstrom and Horsham, Kellstrom granted to Horsham an option (the "Option") to require Kellstrom to sell to Horsham 1,298,000 ordinary shares, NIS 0.002 par value per share (the "Second Ordinary Shares"), of Rada Electronic Industries Limited ("Rada") upon satisfaction of certain conditions, which Option has been exercised;

     WHEREAS, pursuant to the Kellstrom-Horsham Agreement, Kellstrom further agreed to sell to Horsham an additional 100,000 Ordinary Shares of Rada (the "First Ordinary Shares" and, together with the Second Ordinary Shares, the "Shares") upon satisfaction of certain conditions;

     WHEREAS, pursuant to each of the Agreements, the delivery of the Shares and the payment therefore is to be performed in accordance with, and subject to, the terms and conditions set forth herein; and

     WHEREAS, the parties hereto desire that Fulbright & Jaworski L.L.P. serve as Escrow Agent in connection with the consummation of the transactions contemplated by the Agreements, the date of such consummation hereafter referred to as the "Closing Date";

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

     1.  ESCROWED PROPERTY.  On or prior to the Closing Date, Escrow Agent shall
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receive, and hold in escrow pursuant to this Escrow Agreement, the following
(collectively, the "Escrowed Property"):

          (i) certificate(s) representing the Second Ordinary Shares from Kellstrom, representing delivery of the Second Ordinary Shares issued and sold by Kellstrom to Horsham;

          (ii) certificate(s) representing the First Ordinary Shares from Kellstrom, representing delivery of the First Ordinary Shares sold by Kellstrom to Horsham;

                                       1.
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          (iii) U.S. $3,473,512.00 from Horsham, representing payment by Horsham to Kellstrom of the purchase price for the Shares; and

          (iv) (x) an officer's certificate from each of Horsham and Kellstrom confirming that the representations and warranties contained in the Kellstrom-Horsham Agreement are true and correct as of the Closing Date and (y) any and all other closing documents as Horsham and Kellstrom may mutually determine to be necessary or advisable (collectively, the "Closing Documents").

     2.  DEPOSIT OF FUNDS.  To the extent the funds identified in Section 1(iii)
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above are received by Escrow Agent prior to the Closing Date, Escrow Agent shall deposit such funds into an interest-bearing escrow account maintained by Escrow Agent at Citibank, N.A. (the "Account"). Horsham shall be entitled to all interest earned on such funds deposited into the Account prior to the Closing Date.

     3.  INVESTMENT OF ESCROWED PROPERTY.  Other than the deposit of the above-
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described funds into the Account, Escrow Agent shall be under no obligation to invest the Escrowed Property.

     4.  DISBURSEMENT OF ESCROWED PROPERTY.  Upon receipt by Escrow Agent of all
         ---------------------------------
Escrowed Property identified in Section 1 above and written confirmation to proceed via facsimile from each of the other parties hereto, Escrow Agent shall distribute the Escrowed Property as follows:

          (i) certificates representing the Shares to Horsham on behalf of Kellstrom;

          (ii) U.S. $3,478,512.00 to Kellstrom on behalf of Horsham, representing payment of the purchase price for the Shares;

          (iii) any interest accrued prior to the Closing on the funds deposited into the Account to Horsham;

          (iv) the Closing Documents to the parties and in the quantities as Horsham and Kellstrom mutually determine.

     5.  NO IMPLIED DUTIES OF ESCROW AGENT.  It is expressly agreed and
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understood that (i) Escrow Agent is serving solely as an accommodation to the other parties hereto and Escrow Agent shall not be liable to any of the other parties hereto or any other person for any error of judgment, mistake or act of omission hereunder or any matter or thing arising out of its conduct hereunder, except for Escrow Agent's willful misconduct or gross negligence, (ii) Escrow Agent shall have, and be under, no other duties or obligations and shall not be required to perform any tasks other than those expressly described herein, (iii) Escrow Agent is acting hereunder as a depository only and is not responsible or liable in any manner whatsoever for the identity, authority or rights of any person claiming to have rights to the Escrowed Property or for the terms and conditions of any instrument pursuant to which the other parties hereto may act and

                                       2.
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(iv) Escrow Agent is acting, and may continue act, as counsel to Kellstrom in connection with various legal matters, including but not limited to, any dispute which may arise as to the proper application of the Escrowed Property and/or this Escrow Agreement and any disputes or litigation which may arise with respect thereto and/or thereunder.

     6.  RELIANCE OF ESCROW AGENT ON DOCUMENTS.  Escrow Agent may (i) act in
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reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, (ii) assume the validity and accuracy of any statement or assertion contained in such a writing or instrument and (ii) assume that any person purporting to give any writing, notice, advice, or instructions in connection with the provisions of this Escrow Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, execution or validity of any instrument or copy of any instrument deposited in escrow, nor as to the identity, authority or right of any person executing the same, and its duties shall be limited to those specifically provided in this Escrow Agreement.

     7.  INDEMNIFICATION OF ESCROW AGENT.  Unless Escrow Agent discharges any of
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its duties under this Escrow Agreement in a grossly negligent manner or is guilty of willful misconduct with regard to its duties under this Escrow Agreement, Escrow Agent shall not be liable to any person for any action taken or loss suffered by such person, nor for any mistake of fact, error of judgment, or for any actions or omissions of any kind. The other parties hereto shall, jointly and severally, indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings, or other expenses, fees, or charges of any character or nature, public or private, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Escrow Agreement, and shall indemnify Escrow Agent against any and all expenses, including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity, both at the trial and appellate levels.

     8.  DISPUTES AND INTERPLEADERS.  In the event of any dispute between any of
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the parties hereto relating to delivery of the Escrowed Property by Escrow Agent or to any other matter arising out of this Escrow Agreement, Escrow Agent may submit the matter to a court of competent jurisdiction in the State of New York in an interpleader or similar action. Escrow Agent shall perform any acts ordered by any court of competent jurisdiction, without any liability or obligation to any party hereunder by reason of such act.

     9.  CONSULTATION WITH COUNSEL.  Escrow Agent may consult with counsel of
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its own choice and shall have full and complete authorization and protection to act in accordance with the opinion of such counsel as to any matters in connection with this Escrow Agreement to the extent that any act or failure to act undertaken on the advice of counsel is undertaken in good faith and is not contrary to the specific provisions of this Escrow Agreement. Escrow Agent shall not be liable for (i) any action taken in reliance upon the advice of counsel and in good faith or (ii) any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless any of such actions, omissions or mistakes are caused by its gross negligence or willful misconduct.

                                       3.
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     10.  RESIGNATION OF ESCROW AGENT.  The term of this Escrow Agreement shall
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begin on the effective date hereof and still continue as long as Escrow Agent holds the Escrowed Property hereunder. Escrow Agent may resign by notice given to the other parties hereto at least 30 days prior to the effective date of resignation. If a successor escrow agent is not appointed by the other parties hereto within a reasonable period of time after receipt of such notice, Escrow Agent may petition a court of competent jurisdiction to name a successor. Upon the effective date of its resignation hereunder, Escrow Agent shall be released from any further obligations hereunder.

     11.  NOTICES.
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          (i)   All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage prepaid, or delivered either by hand or by messenger, or sent via telex, telecopier, computer mail or other electronic means, addressed
(A) if to Kellstrom, at 14000 N.W. 4th Street, Sunrise, Florida 33325,
Attention: President (facsimile no.: 954-845-0428), or at such other address as Kellstrom shall have furnished to the other parties hereto in writing, or (B) if to Horsham, at Neil Myerson Solicitors, The Cottages, Regent Road, Altrincham, Cheshire, WA14 1RX, England (Ref: NEM) (facsimile no.: 0161 941 3719), or at such other address as Horsham shall have furnished to the other parties hereto in writing, or (C) if to Escrow Agent, at 666 Fifth Avenue, New York, New York 10103, Attention: Richard H. Gilden (facsimile no.: 212/752-5958), or at such other address as Escrow Agent shall have furnished to the other parties hereto in writing.

          (ii) Any notice or other communications so addressed and mailed, postage prepaid, by registered or certified mail (in each case, with return receipt requested) shall be deemed to be given when so mailed. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

     12.  ENTIRE AGREEMENT.  This Escrow Agreement and the other documents
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delivered pursuant hereto, including the Kellstrom-Horsham Agreement, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Except as otherwise expressly provided herein, neither this Escrow Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

     13.  GOVERNING LAW.  This Escrow Agreement shall be governed by, and
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construed and enforced in accordance with, the laws of the State of New York.

     14.  COUNTERPARTS.  This Escrow Agreement may be executed in counterparts,
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each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Escrow Agreement or any counterpart thereof to account for any other counterpart.

                                       4.
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     IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.



                                 HORSHAM ENTERPRISES


                                 By:              /s/ Adrian Berg
                                            --------------------------------
                                              Name:  Adrian Berg
                                              Title:  Agent


                                 KELLSTROM INDUSTRIES, INC.


                                 By:            /s/ Zivi R. Nedivi
                                            ---------------------------------
                                              Name:  Zivi R. Nedivi
                                              Title:  Chief Executive Officer
                                                      and President


                                 FULBRIGHT & JAWORSKI L.L.P., solely in its capacity as Escrow Agent


                                 By:           /s/ Richard H. Gilden
                                            ---------------------------------
                                              Name:  Richard H. Gilden
                                              Title: Partner

                                       5.